Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Bankwell Financial Group, Inc.

We consent to the use in this Registration Statement on Form S-4 of Bankwell Financial Group, Inc. of our report, dated March 25, 2014 related to our audits of the consolidated financial statements as of December 31, 2013 and 2012, and for each of the years in the three-year period ended December 31, 2013, included herein.

We further consent to the use in this Registration Statement on Form S-4 of Bankwell Financial Group, Inc. of our report, dated March 19, 2013 related to our audits of the financial statements of The Wilton Bank as of December 31, 2012 and 2011, and for each of the two years then ended, included herein.

We also consent to the reference to us under the caption “Experts” in this joint proxy statement/prospectus.

Whittlesey & Hadley, P.C.

Hartford, Connecticut

June 26, 2014